Exhibit 4.1

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                                 GO-VIDEO, INC.

     The undersigned, Go-Video, Inc. (the "Corporation"), a corporation existing pursuant to the General Corporation Law of Delaware, as amended, desiring to give notice of corporate action effectuating amendment of certain provisions of its Certificate of Incorporation, sets forth the following facts:

     FIRST: Section 1 of the Certificate of Incorporation of the Company shall be amended to read as follows:

     The name of the corporation is: Sensory Science Corporation.

     SECOND: The manner of adoption of vote by which the Amendment was approved by the Corporation is as follows:

               Action by Directors. The Board of Directors of the Corporation, as of June 18, 1998, duly adopted resolutions proposing the Amendment to the stockholders.

               Action by Stockholder. There were present at the Annual Meeting, either in person or by proxy, 11,438,405 shares, which constituted a quorum. 11,126,503 stockholders voted in favor of the Amendment, 71,835 voted against, and 240,067 abstained.

     THIRD: The effective date of this Article of Amendment to the Certificate of Incorporation shall be MARCH 1, 1999.

     IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by Douglas P. Klein, its Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

                                 GO-VIDEO, INC.

                                 /s/ Douglas P. Klein
                                 -----------------------------------------------
                           By:   Douglas P. Klein
                           Its:  Senior Vice President, Chief Financial Officer,
                                 Secretary and Treasurer